UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2007

CTI INDUSTRIES CORPORATION
(Exact name of registrant as specified in its charter)

Illinois	0-23115	36-2848943
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22160 North Pepper Road, Barrington, IL	60010
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code_____(847) 382-1000___________

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item No. 5.02 (e) - Adoption of Compensatory Plan

On September 28, 2007, Registrant adopted an Incentive Compensation Plan (the “Plan”) which establishes a plan and program for incentive and bonus compensation to be paid to designated executive and managerial employees of Registrant. The Plan is effective for the full year 2007 and shall remain in effect until terminated by act of the Board of Directors of Registrant. A copy of the Plan is attached as Exhibit 10.1.

Under the Plan, participants designated by the Compensation Committee and Board of Directors shall be entitled to receive incentive compensation awards on a quarterly and annual basis representing a percentage of the Net Income of Registrant (which is defined as net income before provision for income tax). Participants in Pool I under the Plan are granted awards which are measured as a percentage of the Net Income of Registrant. Participants in Pool I are recommended by the Compensation Committee and designated by Board resolution. The amount of the Pool II incentive compensation shall be a percentage of the estimated Net Income of Registrant determined on or before December 15 of each year. Pool II Participants shall be recommended by management and approved by the Board of Directors.

The aggregate amount of awards under the Plan shall not exceed 15% of Net Income of Registrant and the maximum amount of incentive compensation payable to any Participant in the Plan shall be the annual base compensation of the Participant. No incentive compensation shall be paid with respect to any quarter in which Net Income is less than $100,000 or with respect to any year in which Net Income is less than $250,000.

Incentive compensation awards to named executive officers of Registrant for the year ending December 31, 2007 include:

Howard W. Schwan, President	2% of Net Income
Stephen M. Merrick, Executive
Vice President	1.75% of Net Income
John H. Schwan, Vice President	1.75% of Net Income
Brent Anderson, Vice President	1.5% of Net Income
Sam Komar, Vice President	1.5% of Net Income
Steve Frank, Vice President	1.5% of Net Income
Timothy Patterson, Vice President	1.5% of Net Income

Item No. 9.01 - Financial Statements and Exhibits

(c)	Exhibits:

Exhibit No.	Exhibit

10.1	Incentive Compensation Plan dated September 28, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, CTI Industries Corporation has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DATED: October 2, 2007

CTI INDUSTRIES CORPORATION

By:	/s/ Stephen M. Merrick
Stephen M. Merrick
Executive Vice President and Chief Financial Officer